Exhibit 10.3
W. P. CAREY & CO. LLC
RESTRICTED SHARE AGREEMENT
AGREEMENT dated as of Date, between W. P. Carey & Co. LLC, a Delaware limited liability company (“W. P. Carey & Co.”), and Name (the “Grantee”).
WHEREAS, W. P. Carey & Co. desires to grant to the Grantee Number Shares of W. P. Carey & Co. (the “Shares”) to Grantee under the 2009 Share Incentive Plan (the “Plan”).
WHEREAS, the parties to this Agreement wish to provide the terms and conditions upon which W. P. Carey & Co. will grant Shares to the Grantee.
ACCORDINGLY, the parties agree as follows:
1. Grant of Shares. W. P. Carey & Co. hereby grants to the Grantee Number Shares subject to the terms of this Agreement.
2. Vesting. (a) The Grantee’s rights to any Shares granted under this Agreement shall become fully vested and nonforfeitable [at the rate of twenty-five percent (25%) per year] during which Grantee serves as an employee of W. P. Carey & Co. or its Subsidiaries or its Affiliates except as described below. [February 15th] shall be the anniversary date for purposes of this Agreement so that the first [25%] of Shares shall vest on [February 15, _____]. Except as provided in this Agreement, if the Grantee’s employment is terminated for any reason prior to the date on which the Shares become fully vested and nonforfeitable, the Grantee shall automatically and immediately forfeit any such unvested Shares.
(b) Notwithstanding the foregoing, if the Grantee either dies or becomes totally and permanently disabled (within the meaning of the disability insurance program or policy of W. P. Carey & Co. or its Subsidiary or Affiliate then applicable to the Grantee) while employed by W. P. Carey & Co. or a Subsidiary or Affiliate; the Grantee’s rights hereunder shall automatically become fully vested on the date he or she dies or becomes permanently disabled.
3. Dividends and Distributions. Any dividends or distributions payable with respect to the Shares shall be payable to Grantee whether or not the Shares are fully vested, provided that the Grantee is employed by W. P. Carey & Co. or its Subsidiaries or Affiliates on the date of payment.
4. Change in Control. (a) Upon the occurrence of a Change of Control of W. P. Carey & Co., the Grantee’s unvested Shares shall become fully vested and nonforfeitable.
(b) For purposes of this Agreement, “Change of Control” shall be as defined in Section 13 of the Plan.

5. Securities Law Compliance. (a) The Grantee represents and agrees that he or she is acquiring the granted Shares for his or her own account and not with the intention of reselling or distributing the Shares, except as permitted under this Agreement and any applicable federal and state securities laws.
(b) W. P. Carey & Co. shall have the right to take any actions it may deem necessary or appropriate to ensure that the Grantee’s Share grant complies with applicable federal and state securities laws.
6. Nontransferability of Benefits. Any Shares held in escrow by W. P. Carey & Co. for the Grantee or any beneficiary under this Agreement are not subject to the claims of his or her creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, accelerated or encumbered.
7. Tax Liability. To the extent required by any federal, state or local law, the Grantee shall make such arrangements as may be required or be satisfactory to W. P. Carey & Co., in its sole and absolute discretion, for the payment of any tax withholding obligations that arise in connection with the granted Shares. The Grantee shall pay such required withholding directly to W. P. Carey & Co. in cash upon request or may elect to have such tax withholding obligation satisfied through withholding shares to be delivered [or transferring already-owned shares]. W. P. Carey & Co. shall not be required to deliver any Shares under this Agreement until such obligations are satisfied.
8. Effect on Employment Rights. Nothing in this Agreement shall be construed as giving the Grantee any right to continued employment with W. P. Carey & Co., its Subsidiaries or its Affiliates. Except as otherwise expressly provided herein, the terms and conditions of the Grantee’s employment with W. P. Carey & Co. shall remain unchanged.
9. Severability. If any portion of this Agreement shall be held invalid or illegal for any reason, such event shall not affect or render invalid or unenforceable the remainder of this Agreement.
10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Grantee, his or her beneficiary and W. P. Carey & Co. and its successors and assigns.
11. Notice. Any notice, consent, election or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent, election or demand is to be mailed, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address. The date of such mailing shall be deemed the date of notice, consent, election or demand.

12. Administration. The Committee, as defined in the Plan, shall have full discretionary authority to (a) interpret, construe and administer this Agreement and to delegate all or a part of its duties and responsibilities hereunder, and (b) make all determination as to any rights under the Agreement. The interpretation and construction of this Agreement by the Committee or its delegate, and any action taken hereunder, shall be final, binding and conclusive upon all parties in interest. Neither the Committee nor any other officer or Grantee of W. P. Carey & Co. shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Agreement, so long as such action or omission to act be made in good faith.
13. Amendment. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors, and may not be otherwise terminated except as provided herein.
14. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions.
IN WITNESS WHEREOF, W. P. Carey & Co. and the Grantee have executed this Agreement as of the date first set forth above.

W. P. CAREY & CO. LLC

By:

Title:

GRANTEE:

Name: